Exhibit 23.2

Consent of Independent Accounting Firm

November 13, 2020

The Board of Directors
Curaleaf Holdings, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 being filed by Curaleaf Holdings, Inc. (the “Company”) with the United States Securities and Exchange Commission of:

-	our report, dated March 26, 2020, on the consolidated financial statements of the Company and its subsidiaries, which comprise the consolidated statements of financial position as at December 31, 2019, and the consolidated statements of profits and losses, changes in equity and cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies; and

-	our report, dated May 28, 2020, on the restated consolidated financial statements of Cura Partners Inc. and its subsidiaries, which comprise the restated consolidated statement of financial position as at December 31, 2019, and the restated consolidated statement of operations, changes in shareholder’s (deficiency) equity and cash flows for the year then ended, and notes to the restated consolidated financial statements, including a summary of significant accounting policies.

Yours very truly,

Antares Professional Corporation Chartered Professional Accountants

Calgary, Alberta